Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Evolving Systems, Inc. on Form S-8 (File No. 333-227667, File No. 333-222091, File No. 333-212538, File No. 333-205795) of our report dated April 8, 2022, with respect to our audits of the consolidated financial statements of Evolving Systems, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Evolving Systems, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

April 8, 2022